Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2016 Third Quarter Results and Early Season Pass Sales Results
BROOMFIELD, Colo. - June 9, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its third quarter ended April 30, 2016, as well as the Company’s results of its early season pass sales for the 2016/2017 U.S. ski season.
Highlights

•	Net income attributable to Vail Resorts, Inc. was $157.6 million for the third quarter of fiscal 2016, representing an 18.2% increase compared to the same period in the prior year.

•
Resort Reported EBITDA was $306.6 million for the third quarter of fiscal 2016, an increase of 14.7% compared to the same period in the prior year, including $3.5 million of Lodging Reported EBITDA associated with the termination of the Company’s management agreement with respect to the Half Moon Resort in Jamaica.

•	Total lift revenue for the third quarter of fiscal 2016 increased 17.4%, while total skier visits increased 13.9% compared to the same period in the prior year.

•	The Company increased its fiscal 2016 guidance range and is now expecting Resort Reported EBITDA to be between $448 million and $454 million.

•
Season pass sales for the 2016/2017 U.S. ski season were up approximately 29% in units and approximately 34% in sales dollars through May 31, 2016 compared with the prior year period ended June 2, 2015.

Commenting on the Company’s fiscal 2016 third quarter results, Rob Katz, Chief Executive Officer said, “We are very pleased with our performance in the quarter and for the entirety of the 2015/2016 U.S. ski season. Our results continued to demonstrate the strength of our season pass products, the momentum we have created by drawing destination guests to our resorts through more sophisticated marketing efforts and the benefit from good conditions throughout the season in each of our western resort areas. Mountain revenue increased 14.7% compared to the same period in the prior year, with lift revenue growing 17.4%, driven by strong season pass revenue and an increase in effective ticket price (“ETP”) excluding season pass, of 8.2%. Guest spending was strong across the business in the third quarter with ski school revenue increasing 12.2% and dining revenue increasing 15.9% compared to the same period in the prior year. Our first season operating the new Park City resort proved to be a success, and results were in line with our ambitious expectations for what is now the largest ski resort in the U.S. In addition, our Tahoe resorts benefited from dramatically better conditions throughout the ski season and achieved record revenue levels in all key business lines. Our Colorado resorts continued to deliver outstanding results, with growth in visitation and revenue above our record prior year. We did experience a modest decline in total international visitation compared to the prior year, however, we did see strong growth from Australia, reflecting the benefit of our recent Perisher acquisition and the introduction of a season pass which provides access to Perisher and our U.S. resorts, called the Epic Australia Pass.”
Katz continued, “This season highlighted the importance and success of our more sophisticated marketing efforts. We continued to see strong growth in our season pass program with season pass revenue increasing 18.9% year-to-date through the third fiscal quarter, excluding Perisher, compared to the prior year period, and represented approximately 41% of our total lift revenue. Our growth in season pass sales was primarily driven from increased sales to our destination guests who increasingly appreciate our network of resorts and the compelling value proposition our season pass products offer for their ski vacations, while also benefitting from our improved ability to segment our guests and personalize our messages to them. We are also driving our guests’ purchases through our own online distribution channels, providing our guests with the confidence that they are getting the best value and ensuring we maintain a strong relationship with them. This was particularly helpful in Park City as we build brand awareness and loyalty for a completely new experience at the resort. At the same time, while we benefit from consistent price increases on lift tickets and season passes, we are offering guests a wide variety of products to access our mountains. This provides guests access to real savings for their vacations by purchasing in advance, purchasing multiple ski days or purchasing packages of products. Vail Mountain is a great example of this strategy, where the average price per day across all adult visitors was approximately $86, excluding complimentary tickets. This is far lower than the single day peak price of $175, which is purchased by a relatively small share of our visitors.”
Regarding Lodging, Katz said, “Our Lodging results were strong for the third fiscal quarter with both occupancy and rate increases compared to the same period of the prior year. Revenue (excluding payroll cost reimbursements) increased 7.6% compared to the prior year period, and revenue per available room (“RevPAR”) increased 7.2%. Our results reflect robust demand at our lodging properties across each of our geographies. During the third fiscal quarter, we terminated the management agreement with respect to the Half Moon Resort in Jamaica, resulting in a $3.5 million termination fee included in Lodging Revenue and received $4.5 million to repay the unamortized “key money” investment in the resort. The Company generated approximately $0.6 million of Resort Reported EBITDA from Half Moon in fiscal 2015 and will be forgoing approximately $0.2 million of expected Resort Reported EBITDA as a result of not managing the property for the remainder of fiscal 2016.”
Katz continued, “Resort Reported EBITDA was $306.6 million for the fiscal quarter, an increase of 14.7% over the same period in the prior year. Resort EBITDA Margin for the quarter was 47.5%, an increase of 30 basis points.”
Regarding Real Estate, Katz said, “We continue to see momentum in our resort real estate markets. During the fiscal quarter, we closed on two condominium units at Crystal Peak Lodge in Breckenridge and currently have two units at The Ritz-Carlton Residences, Vail under contract, which we expect to close in our fourth fiscal quarter.”
Katz commented, “Given the strong performance to date this year, we expect that our fiscal 2016 Resort Reported EBITDA will finish the year between $448 million and $454 million, an increase of 7.3% to 8.7% relative to the midpoint of our original guidance range for fiscal 2016 issued in September 2015 and an increase of 28.2% to 29.9% compared to the prior year, excluding the non-cash gain on the Park City litigation settlement in fiscal 2015. We are also increasing our Resort EBITDA Margin guidance to 28.6% at the midpoint of our updated range, which would be a 630 basis point increase in margin over two years.”

Katz continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We ended the quarter with $68.6 million of cash on hand and no borrowings under the revolver portion of our credit facility as we have fully paid down borrowings related to the Perisher acquisition. As of April 30, 2016, we had available borrowing capacity under the revolver component of our credit facility of $327.4 million. Our Net Debt, including the capitalized Canyons obligation, was 1.2 times trailing twelve months Total Reported EBITDA. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $0.81 per share of common stock and will be payable on July 13, 2016 to shareholders of record on June 28, 2016. We repurchased $13.8 million of stock during the quarter at an average price of $127.59.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the third quarter ended April 30, 2016 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $49.5 million, or 17.4%, compared to the same period in the prior year, to $334.8 million, driven by a $33.2 million, or 18.5%, increase in lift revenue, excluding season pass revenue, as well as a $16.3 million, or 15.4%, increase in season pass revenue.

•
Ski school revenue increased by $8.1 million, or 12.2%, and dining revenue increased $7.0 million, or 15.9%, compared to the same period in the prior year, primarily due to the strong results at our Colorado, Tahoe and Park City resorts. The increase in dining revenue was further bolstered by the opening of the new Miners’ Camp restaurant and the upgrade of the Red Pine Lodge and Summit House at Park City.

•
Retail/rental revenue increased $8.3 million, or 11.7%, compared to the same period in the prior year, primarily due to increases in retail sales in Tahoe and increases in rental revenue at stores proximate to our resorts in Tahoe and Colorado.

•	Operating expense increased $37.3 million, or 15.2%, compared to the three months ended April 30, 2015, including incremental operating expenses of $5.7 million from Perisher.

•
Mountain Reported EBITDA increased $36.3 million, or 14.2%, compared to the same period in the prior year, which includes $3.3 million of stock-based compensation expense compared to $2.6 million in the same period in the prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) increased $4.9 million, or 7.6%, as compared to the same period in the prior year.

•	Occupancy increased 2.0 percentage points and RevPAR increased 7.2% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•
Included in net revenue was the recognition of a $3.5 million termination fee (included in other revenue) associated with the termination of the management agreement with respect to the Half Moon Resort in Montego Bay, Jamaica.

•
Lodging Reported EBITDA increased $2.9 million, or 23.1%, compared to the same period in the prior year, which includes $0.8 million of stock-based compensation expense as compared to $0.6 million in the same period in the prior year.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $78.9 million, or 13.9%, to $645.7 million as compared to the same period in the prior year.

•	Resort Reported EBITDA was $306.6 million, an increase of $39.2 million, or 14.7%, compared to the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue decreased $10.7 million, or 86.1%, as compared to the same period in the prior year.

•
Net Real Estate Cash Flow was $0.6 million, a decrease of $12.1 million from the same period in the prior year, primarily resulting from higher condominium closings and the sale of a development land parcel in the same period in the prior year.

•
Real Estate Reported EBITDA was a loss of $1.3 million, a 5.4% improvement as compared to the same period in the prior year, which includes $0.2 million of stock-based compensation as compared to $0.3 million in the same period in the prior year.

Total Performance

•	Total net revenue increased $68.1 million, or 11.8%, to $647.5 million as compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. was $157.6 million, or $4.23 per diluted share compared to $133.4 million, or $3.56 per diluted share, in the same period of the prior year.

Return of Capital
The Company declared a quarterly cash dividend of $0.81 per share of common stock that will be payable on July 13, 2016 to shareholders of record on June 28, 2016. In the third quarter of fiscal 2016, the Company repurchased 108,036 shares at an average price of $127.59 for a total of $13.8 million.

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2016/2017 U.S. ski season, Katz said, “We are thrilled with the results for our season pass sales to date. Pass sales through May 31, 2016 for the upcoming 2016/2017 U.S. ski season increased approximately 29% in units and approximately 34% in sales dollars, as compared to the prior year period through June 2, 2015. This compares to the growth we reported from our spring 2015 sales of 12% in units and 20% in sales dollars, which at the time were record results. The season pass results this spring represent our strongest absolute and percentage growth ever in our spring selling season and are a strong indication of the compelling value of our season pass products, our successful targeted marketing efforts and the significant investment we make in our resorts. Our spring pass sales included strong results from Northern California, likely due to the terrific conditions there this season, especially as compared to last season. But, we also saw very good momentum in Colorado and continued high growth in our destination markets, which combined represented over 70% of our total unit growth. Importantly, percentage growth from the Chicago area was nearly double the growth from our other destination markets as guests in the area are looking forward to next season at the newly improved Wilmot Mountain, as well as the opportunity to ski at our western resorts, all on the same pass.”

Katz continued, “Our early season pass results demonstrate the success of our efforts to accelerate the timing of when our guests purchase their season passes. As always, it is important to note that we do not believe that the very strong growth rates from our early sales will be maintained through the remainder of the selling season, as our early growth includes pass holders who purchased 2015/16 U.S. ski season passes last fall. However, we believe that our success in moving our guest’s purchase decision earlier in the year creates more opportunity for stable and consistent growth and overall results. Season passes sold for the 2016/2017 U.S. ski season through May 31, 2016 represent approximately 50% of the total season passes sold for 2015/2016 U.S. ski season.”
Regarding Epic Australia Pass sales, Katz commented, “Perisher’s 2016 season gets underway this weekend, and we are pleased with sales of the Epic Australia Pass to date, which are on sale through June 13, 2016.”

Epic Discovery Update
Commenting on the launch of Epic Discovery this summer, Katz said, “We are very excited to welcome visitors to the first year of Epic Discovery at both Vail and Heavenly which will officially open in late June. Our summer guests will have the opportunity to enjoy a great lineup of activities for the whole family, including ropes courses, zip lines, summer tubing and alpine coasters, along with incredible opportunities for experiential learning in a high alpine environment.”
Outlook

•	We have updated our estimated range of Resort Reported EBITDA for fiscal 2016 to $448 million to $454 million.

•
We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) to be approximately 28.6% in fiscal 2016, at the midpoint of our updated guidance range. This is an estimated 300 basis point increase over fiscal 2015, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA in the prior year.

•	Our fiscal 2016 Real Estate Reported EBITDA guidance has been updated and is now expected to range from break-even to positive $4 million.

•	Our Net Real Estate Cash Flow guidance is unchanged and is expected to be $13 million to $28 million.

•	Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $146 million to $159 million in fiscal 2016.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2016, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2016.

	Fiscal 2016 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2016
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$421,000	$427,000
Lodging Reported EBITDA (2)	25,000	29,000
Resort Reported EBITDA (3)	448,000	454,000
Real Estate Reported EBITDA (4)	—	4,000
Total Reported EBITDA	448,000	458,000
Depreciation and amortization	(163,000)	(157,000)
Loss on disposal of fixed assets and other, net	(4,500)	(3,500)
Change in fair value of contingent consideration (5)	—	—
Investment income, net	300	700
Interest expense	(44,000)	(41,000)
Income before provision for income taxes	236,800	257,200
Provision for income taxes	(91,000)	(98,600)
Net income	$145,800	$158,600
Net loss attributable to noncontrolling interests	200	400
Net income attributable to Vail Resorts, Inc.	$146,000	$159,000

(1) Mountain Reported EBITDA includes approximately $13 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
(5) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 349-9582 (U.S. and Canada) or (719) 325-2356 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 23, 2016, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8354044. The conference call also will be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements, including our expectations regarding our fiscal 2016 Resort Reported EBITDA and our Resort EBITDA margin. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. Accordingly, these Non-GAAP measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA and Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA have been presented herein as measures of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. In this release, we also separately present Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
Net revenue:
Mountain	$572,805	$499,551	$1,206,610	$1,022,968
Lodging	72,933	67,323	200,026	185,180
Real estate	1,734	12,469	14,766	29,694
Total net revenue	647,472	579,343	1,421,402	1,237,842
Segment operating expense:
Mountain	281,968	244,675	729,382	645,593
Lodging	57,422	54,726	176,170	166,407
Real estate	3,085	14,028	17,043	35,513
Total segment operating expense	342,475	313,429	922,595	847,513
Other operating (expense) income:
Depreciation and amortization	(41,472)	(38,242)	(120,713)	(111,587)
Gain on sale of real property	19	151	1,810	151
Gain on litigation settlement	—	—	—	16,400
Change in fair value of contingent consideration	—	—	—	4,550
Loss on disposal of fixed assets and other, net	(164)	(71)	(3,149)	(852)
Income from operations	263,380	227,752	376,755	298,991
Mountain equity investment income (loss), net	211	(129)	992	396
Investment income, net	150	119	509	155
Interest expense	(10,400)	(13,735)	(31,905)	(41,110)
Income before provision for income taxes	253,341	214,007	346,351	258,432
Provision for income taxes	(95,804)	(80,605)	(131,613)	(73,654)
Net income	$157,537	$133,402	$214,738	$184,778
Net loss attributable to noncontrolling interests	95	8	289	118
Net income attributable to Vail Resorts, Inc.	$157,632	$133,410	$215,027	$184,896
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$4.35	$3.67	$5.92	$5.09
Diluted net income per share attributable to Vail Resorts, Inc.	$4.23	$3.56	$5.76	$4.95
Cash dividends declared per share	$0.8100	$0.6225	$2.0550	$1.4525
Weighted average shares outstanding:
Basic	36,217	36,354	36,312	36,310
Diluted	37,268	37,453	37,328	37,362
Other Data:
Mountain Reported EBITDA	$291,048	$254,747	$478,220	$394,171
Lodging Reported EBITDA	15,511	12,597	23,856	18,773
Resort Reported EBITDA	306,559	267,344	502,076	412,944
Real Estate Reported EBITDA	(1,332)	(1,408)	(467)	(5,668)
Total Reported EBITDA	$305,227	$265,936	$501,609	$407,276
Mountain stock-based compensation	$3,319	$2,606	$10,030	$8,846
Lodging stock-based compensation	770	609	2,300	1,912
Resort stock-based compensation	4,089	3,215	12,330	10,758
Real Estate stock-based compensation	186	277	335	960
Total stock-based compensation	$4,275	$3,492	$12,665	$11,718

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Net Mountain revenue:
Lift	$334,789	$285,249	17.4%	$642,627	$524,537	22.5%
Ski school	74,279	66,216	12.2%	139,703	123,511	13.1%
Dining	51,000	44,003	15.9%	108,093	90,661	19.2%
Retail/rental	79,384	71,078	11.7%	214,748	195,563	9.8%
Other	33,353	33,005	1.1%	101,439	88,696	14.4%
Total Mountain net revenue	$572,805	$499,551	14.7%	$1,206,610	$1,022,968	18.0%
Mountain operating expense:
Labor and labor-related benefits	$115,932	$99,926	16.0%	$283,353	$245,401	15.5%
Retail cost of sales	26,123	23,520	11.1%	80,864	75,856	6.6%
Resort related fees	36,129	31,624	14.2%	66,473	57,773	15.1%
General and administrative	45,753	37,047	23.5%	130,901	112,613	16.2%
Other	58,031	52,558	10.4%	167,791	153,950	9.0%
Total Mountain operating expense	$281,968	$244,675	15.2%	$729,382	$645,593	13.0%
Gain on litigation settlement	—	—	—%	—	16,400	(100.0)%
Mountain equity investment income (loss), net	211	(129)	263.6%	992	396	150.5%
Mountain Reported EBITDA	$291,048	$254,747	14.2%	$478,220	$394,171	21.3%

Total skier visits	4,689	4,118	13.9%	9,705	8,189	18.5%
ETP	$71.40	$69.27	3.1%	$66.22	$64.05	3.4%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and RevPAR)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,813	$13,097	5.5%	$43,164	$39,348	9.7%
Managed condominium rooms	23,110	21,904	5.5%	52,420	49,663	5.6%
Dining	10,167	9,778	4.0%	34,049	31,538	8.0%
Transportation	8,827	9,690	(8.9)%	19,440	20,504	(5.2)%
Golf	—	—	—%	8,722	7,805	11.7%
Other	13,634	10,190	33.8%	33,009	28,811	14.6%
	69,551	64,659	7.6%	190,804	177,669	7.4%
Payroll cost reimbursements	3,382	2,664	27.0%	9,222	7,511	22.8%
Total Lodging net revenue	$72,933	$67,323	8.3%	$200,026	$185,180	8.0%
Lodging operating expense:
Labor and labor-related benefits	$26,808	$26,465	1.3%	$82,529	$79,783	3.4%
General and administrative	9,657	8,736	10.5%	27,036	25,102	7.7%
Other	17,575	16,861	4.2%	57,383	54,011	6.2%
	54,040	52,062	3.8%	166,948	158,896	5.1%
Reimbursed payroll costs	3,382	2,664	27.0%	9,222	7,511	22.8%
Total Lodging operating expense	$57,422	$54,726	4.9%	$176,170	$166,407	5.9%
Lodging Reported EBITDA	$15,511	$12,597	23.1%	$23,856	$18,773	27.1%

Owned hotel statistics:
ADR	$263.40	$256.34	2.8%	$232.50	$224.50	3.6%
RevPAR	$188.86	$179.55	5.2%	$156.09	$143.37	8.9%
Managed condominium statistics:
ADR	$407.96	$395.30	3.2%	$353.54	$348.68	1.4%
RevPAR	$185.19	$171.64	7.9%	$128.79	$118.45	8.7%
Owned hotel and managed condominium statistics (combined):
ADR	$359.55	$348.59	3.1%	$303.40	$297.27	2.1%
RevPAR	$186.10	$173.53	7.2%	$136.37	$125.26	8.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2016	2015
Real estate held for sale and investment	$116,874	$137,740
Total Vail Resorts, Inc. stockholders’ equity	965,663	963,490
Long-term debt	615,829	379,796
Long-term debt due within one year	13,349	256,953
Total debt	629,178	636,749
Less: cash and cash equivalents	68,565	125,214
Net debt	$560,613	$511,535

Reconciliation of Non-GAAP Financial Measures
Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and nine months ended April 30, 2016 and 2015.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
Mountain Reported EBITDA	$291,048	$254,747	$478,220	$394,171
Lodging Reported EBITDA	15,511	12,597	23,856	18,773
Resort Reported EBITDA*	306,559	267,344	502,076	412,944
Real Estate Reported EBITDA	(1,332)	(1,408)	(467)	(5,668)
Total Reported EBITDA	305,227	265,936	501,609	407,276
Depreciation and amortization	(41,472)	(38,242)	(120,713)	(111,587)
Loss on disposal of fixed assets and other, net	(164)	(71)	(3,149)	(852)
Change in fair value of contingent consideration	—	—	—	4,550
Investment income, net	150	119	509	155
Interest expense	(10,400)	(13,735)	(31,905)	(41,110)
Income before provision for income taxes	253,341	214,007	346,351	258,432
Provision for income taxes	(95,804)	(80,605)	(131,613)	(73,654)
Net income	$157,537	$133,402	$214,738	$184,778
Net loss attributable to noncontrolling interests	95	8	289	118
Net income attributable to Vail Resorts, Inc.	$157,632	$133,410	$215,027	$184,896

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort net revenue to Resort EBITDA Margin for the three months ended April 30, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended April 30, 2016	(In thousands) (Unaudited) Three Months Ended April 30, 2015
Resort net revenue*	$645,738	$566,874
Resort Reported EBITDA*	$306,559	$267,344
Resort EBITDA Margin	47.5%	47.2%

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. for the twelve months ended April 30, 2016.

(In thousands)
(unaudited)
Twelve Months Ended April 30, 2016
Mountain Reported EBITDA	$428,153
Lodging Reported EBITDA	26,759
Resort Reported EBITDA*	454,912
Real Estate Reported EBITDA	(1,714)
Total Reported EBITDA	453,198
Depreciation and amortization	(158,249)
Loss on disposal of fixed assets and other, net	(4,354)
Change in fair value of contingent consideration	(900)
Investment income, net	600
Interest expense	(42,036)
Loss on extinguishment of debt	(11,012)
Income before provision for income taxes	237,247
Provision for income taxes	(92,677)
Net income	$144,570
Net loss attributable to noncontrolling interests	315
Net income attributable to Vail Resorts, Inc.	$144,885

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2016.

	(In thousands) (Unaudited) As of April 30, 2016
Long-term debt	$615,829
Long-term debt due within one year	13,349
Total debt	629,178
Less: cash and cash equivalents	68,565
Net debt	$560,613
Net debt to Total Trailing 12 Month Reported EBITDA	1.2	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2016	2015	2016	2015
Real Estate Reported EBITDA	$(1,332)	$(1,408)	$(467)	$(5,668)
Non-cash real estate cost of sales	1,064	10,438	10,508	23,058
Non-cash real estate stock-based compensation	185	277	334	960
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	650	3,404	2,362	3,639
Net Real Estate Cash Flow	$567	$12,711	$12,737	$21,989

The following table reconciles Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the fiscal year ended July 31, 2015.

(In thousands) (Unaudited)
Fiscal Year Ended July 31,
2015
Mountain Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA	$320,278
Lodging Reported EBITDA	21,676
Resort Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA*	341,954
Gain on litigation settlement	16,400
Perisher EBITDA	7,426
Resort Reported EBITDA*	365,780
Real Estate Reported EBITDA	(6,915)
Total Reported EBITDA	358,865
Depreciation and amortization	(149,123)
Loss on disposal of fixed assets and other, net	(2,057)
Change in fair value of contingent consideration	3,650
Investment income, net	246
Interest expense	(51,241)
Loss on extinguishment of debt	(11,012)
Income before provision for income taxes	149,328
Provision for income taxes	(34,718)
Net income	$114,610
Net loss attributable to noncontrolling interests	144
Net income attributable to Vail Resorts, Inc.	$114,754

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2016 guidance and fiscal 2015.

	(In thousands) (Unaudited) Fiscal 2016 Guidance (2)	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2015
Resort net revenue (1)	$1,579,000	$1,358,582
Resort net revenue excluding Perisher (1)	n/a	$1,337,345
Resort Reported EBITDA (1)	$451,000	$365,780
Resort Reported EBITDA (1), excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	n/a	$341,954
Resort EBITDA margin	28.6%	26.9%
Resort EBITDA margin, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	n/a	25.6%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance